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                                                                   Exhibit 5.1



                                  HALE AND DORR
                               Counsellors at Law
                                 60 State Street
                           Boston, Massachusetts 02109

                                  July 22, 1996

Shiva Corporation
28 Crosby Drive
Bedford, Massachusetts 01730


Ladies and Gentlemen:

      We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 119,076 shares (the "Shares") of Common Stock, $.01 par value per share, of Shiva Corporation, a Massachusetts corporation ("Shiva"), issuable under the Airsoft, Inc. ("Airsoft") 1993 Stock Plan and certain individual stock option agreements of Airsoft assumed by Shiva pursuant to the Agreement and Plan of Merger dated as of June 16, 1996 by and among Shiva, SV Acquisition Corp. and Airsoft (collectively, the "Options").

      We have examined the Restated Articles of Organization of the Company, as amended, the Restated By-laws of the Company, as amended, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

      In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

      Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and the Shares, when issued and paid for in accordance with the terms of the Options at a price per share at least equal to the par value per share for such Shares, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                                    Very truly yours,

                                    /s/ Hale and Dorr
                                    ----------------------------
                                    HALE AND DORR